Exhibit (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of Harris Associates Focused Value Fund (formerly CDC Nvest Select Fund), a series of CDC Nvest Funds Trusts III. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Accountants" in such Registration Statement.



/s/ Pricewaterhouse Coopers LLP
Boston, Massachusetts
April 29, 2004